Exhibit 99.1

Shareholder Voting Instructions

As set forth in the Definitive Schedule 14A filed with the SEC on July 26, 2017, Delcath is soliciting consent for a proposal to effect a reverse stock split. Solicitation materials for this consent have been mailed to all shareholders of record as of the record date of July 13, 2017. Electronic copies of the solicitation materials are also available for reference purposes at https://materials.proxyvote.com/24661P

How to vote:

The Consent Solicitation Statement explains proxy voting/consent solicitation and the matter to be voted on in more detail. Please carefully read the Consent Solicitation Statement in its entirety.

Your vote is important. Three voting options have been provided.

Vote by Internet - To vote online, visit www.proxyvote.com and enter the control number printed on your solicitation card, then follow the onscreen instructions.

Vote by Mail - To vote by mail, please complete, sign, date and return the accompanying solicitation card in the postage-paid envelope contained in the solicitation materials package.

Vote by Phone - To vote by phone, a toll-free number 1-800-454-8683 is available to shareholders in the United States. Callers should have the name and address the shares are registered under as well as the number of shares to be voted.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted.